FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FOURTH QUARTER AND
YEAR-END RESULTS

Q4’06 Diluted EPS Up 42% to $0.27, From $0.19 in Q4’05

Management Reaffirms 2007 Guidance and Increases Quarterly Cash Dividend

New York, New York, March 12, 2007 -- Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced results for the fourth quarter and year ended December 31, 2006. European operations, which are conducted in France, represent the sale of prestige brand name fragrances, and United States operations, represent the sale of specialty retail and mass-market products.

Fourth Quarter 2006 Compared to Fourth Quarter 2005
•	Net sales rose 37% to $90.2 million from $65.7 million; at comparable foreign currency exchange rates, net sales were up 34%;
•	Sales by European operations were $70.4 million, up 22% compared to $57.5 million;
•	U.S. operations generated $19.8 million in sales, up 141% from $8.2 million;
•	Net income rose 41% to $5.5 million from $3.9 million; and,
•	Diluted earnings per share were $0.27, up 42% compared to $0.19.

Jean Madar, Chairman of the Board and Chief Executive Officer, stated, “The final quarter of 2006 was the best ever in the history of Inter Parfums. With regard to European operations, the three largest fragrance brands in our prestige brand portfolio, Burberry, Lanvin and Paul Smith, each achieved excellent growth. In the U.S., our growth is primarily attributable to the Banana Republic fragrance, bath and body and home fragrance products that we developed and are supplying to its North American stores. The top line growth for U.S. operations also includes shipments of holiday programs to Banana Republic Factory and Gap Outlet stores as well as continued shipments of existing programs for Gap stores.”

He went on to say, “We are extremely excited about the new personal care products that we are creating and producing for the Gap’s North American stores. In May, over 150 Gap Body stores will unveil the more than 70 new bath and body products which will be followed by the new Gap eau de toilette line in June. The current schedule calls for the new products to begin to rollout to the Gap stores in late summer, and continue throughout the remainder of the year and into 2008.”

2006 Full Year Results and 2007 Guidance
For the year as a whole, Inter Parfums reported record sales of $321.1 million, up 17% from $273.5 million in 2005. At comparable foreign currency exchange rates, net sales for 2006 were also up 17%. European product sales rose to $270.1 million, up 13% year over year and represented 84% of consolidated sales. The gains were primarily attributable to Burberry, Lanvin and Paul Smith brand sales which were up 10%, 19%, and 22% in local currency, respectively. U.S. product sales rose to $51.0 in 2006, an increase of 49% compared to 2005. Net income rose 16% to $17.7 million from $15.3 million in 2005. Diluted earnings per share rose 15% to $0.86 in 2006 as compared to $0.75 in 2005. As previously reported, management is projecting 2007 net sales, net income and diluted earnings per share of approximately $365.0 million, $20.4 million or $1.00, respectively.

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Inter Parfums, Inc. News Release	Page 2
March 12, 2007

With respect to European operations, Mr. Madar went on to say, “Our 2007 new product pipeline includes women’s fragrances for Paul Smith, S.T. Dupont and Christian Lacroix, as well as our first ever fragrance under the Roxy brand, which is scheduled for a fall introduction. At the start of the year, we took control of the Van Cleef & Arpels (“VCA”) fragrance inventory, product sales and distribution. In the first year of our VCA license, we believe that we should be able to grow the newly acquired fragrance brand beyond its $20 million sales base with existing lines only. When we introduce an entirely new fragrance family in 2008, we expect further sales growth.”

Discussing selling, general and administrative expenses, Russell Greenberg, Executive Vice President & CFO, noted, “Promotion and advertising included in S,G&A aggregated $46.5 million and $11.4 million for the year and final quarter of 2006, respectively, as compared to $40.8 million and $9.1 million, respectively, for the corresponding periods of 2005. Much of the increase relates to the launch and geographic rollout of Burberry London. Also in connection with our agreement with Gap, Inc., S,G&A expense in 2006 includes approximately $7 million incurred for staff, product development and other start-up expenses, including those of third-party design and marketing firms. Royalty expense included in S,G&A in the 2006 year and fourth quarter aggregated $31.4 million and $8.0 million, respectively, as compared to $27.1 million and $3.5 million, for the respective periods of 2005.”

Mr. Greenberg, continued, “Our financial position remains exceptionally strong. At December 31, 2006, working capital aggregated $139 million and we closed the year with a working capital ratio in excess of 2 to 1. Cash and cash equivalents and short-term investments aggregated $71 million. Despite the ambitious new product launch schedule, inventory levels at year-end of $69.5 million were actually slightly less than at the start of the fourth quarter. Inventory levels are expected to be higher in future quarters for a number of reasons. These include the purchase of the VCA inventory, as well as the inventory requirements associated with the launch of four new prestige fragrances. In addition, the establishment of our majority owned Burberry fragrance distribution subsidiaries in the U.K., Spain, Italy and Germany will require us to carry inventory that was formerly carried by our distributors and finally, there are also inventory requirements associated with new products we are creating for Gap, Inc.”

Cash Dividend Increased
Inter Parfums also announced that its Board of Directors increased the cash dividend from $0.16 to $0.20 per share. The first cash dividend for 2007 of $0.05 per share is to be paid on April 13, 2007 to shareholders of record on March 30, 2007.

Conference Call
Inter Parfums’ management will host a conference call at 11:00 am EDT on Tuesday, March 13, 2007. Interested parties may participate by calling 706-679-3037 approximately 10 minutes before the start time. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download any necessary audio software. The conference call will be archived for approximately 90 days at the web site.

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Inter Parfums, Inc. News Release	Page 3
March 12, 2007

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men’s skin care company. Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap’s and Banana Republic’s North American stores. Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com	Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com	www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 4
March 12, 2007

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	Unaudited	Unaudited	Audited	Audited

Net sales	$90,179	$65,657	$321,054	$273,533

Cost of sales	41,634	25,480	143,855	115,827

Gross margin	48,545	40,177	177,199	157,706

Selling, general and administrative	37,410	32,067	141,074	126,353

Income from operations	11,135	8,110	36,125	31,353
Other expenses (income):
Interest	966	278	1,797	970
(Gain) loss on foreign currency	275	399	(172)	296
Interest and dividend income	(1,006)	(232)	(2,303)	(1,194)
(Gain) loss on subsidiary’s issuance of stock	(314)	(431)	(332)	(443)

	(79)	14	(1,010)	(371)

Income before income taxes and minority interest	11,214	8,096	37,135	31,724

Income taxes	4,374	2,613	13,201	11,133

Net income before minority interest	6,840	5,483	23,934	20,591

Minority interest in net income of consolidated subsidiary	1,355	1,592	6,192	5,328

Net income	$5,485	$3,891	$17,742	$15,263

Net income per share:
Basic	$0.27	$0.19	$0.87	$0.76
Diluted	$0.27	$0.19	$0.86	$0.75
Weighted average number of shares outstanding:
Basic	20,392,359	20,244,968	20,324,309	20,078,424
Diluted	20,620,150	20,492,121	20,568,492	20,486,583

Inter Parfums, Inc. News Release	Page 5
March 12, 2007

 Inter Parfums, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	December 31, 2006	December 31, 2005

Current assets:
Cash and cash equivalents	$58,247	$42,132
Short-term investments	12,800	17,400
Account receivable, net	110,251	82,231
Inventories	69,537	48,631
Receivables, other	2,481	2,119
Other current assets	6,137	4,213
Income tax receivable	370	104
Deferred tax assets	2,494	3,011

Total current assets	262,317	199,841

Equipment and leasehold improvements, net	6,806	4,600

Trademarks, licenses and other intangible assets, net	58,342	31,371

Goodwill	4,978	4,476

Other assets	602	622

	$333,045	$240,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable - banks	$6,033	$989
Current portion of long-term debt	4,214	3,775
Accounts payable	58,748	40,359
Accrued expenses	52,637	21,555
Income taxes payable	1,325	1,269
Dividends payable	813	810

Total current liabilities	123,770	68,757

Deferred tax liability	2,111	1,783

Long-term debt, less current portion	6,555	9,437

Put option	1,262	743

Minority interest	44,075	32,463

Shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding 20,434,792 and 20,252,310 shares in 2006 and 2005, respectively	20	20
Additional paid-in capital	38,096	36,640
Retained earnings	127,834	112,802
Accumulated other comprehensive income	15,170	3,574
Treasury stock, at cost 6,247,886 and 6,302,768 common shares in 2006 and 2005, respectively	(25,848)	(25,309)

Total shareholders’ equity	155,272	127,727

Total liabilities and shareholders’ equity	$333,045	$240,910